                                                                    Exhibit 9(a)



                     TRANSFER AGENCY AND SERVICE AGREEMENT



                                    between



           SECURITY CAPITAL REAL ESTATE MUTUAL FUNDS INCOPORPORATED



                                      and



                      STATE STREET BANK AND TRUST COMPANY

                               TABLE OF CONTENTS
                               -----------------



                                                                          Page
                                                                          ----


 1.  Terms of Appointment; Duties of the Bank.............................  1

 2.  Third Party Administrators for Defined Contribution Plans............  4

 3.  Fees and Expenses....................................................  5

 4.  Representations and Warranties of the Bank...........................  5

 5.  Representations and Warranties of the Fund...........................  6

 6.  Wire Transfer Operating Guidelines...................................  6

 7.  Data Access and Proprietary Information..............................  8

 8.  Indemnification......................................................  9

 9.  Standard of Care..................................................... 10

10.  Year 2000............................................................ 11

11.  Confidentiality...................................................... 11

12.  Covenants of the Fund and the Bank................................... 12

13.  Termination of Agreement............................................. 12

14.  Assignment and Third Party Beneficiaries............................. 12

15.  Subcontractors....................................................... 13

16.  Miscellaneous........................................................ 13

17.  Additional Funds..................................................... 15

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

AGREEMENT made as of the 30th day of June, 1998, by and between Security Capital Real Estate Mutual Funds Incorporated, a Maryland corporation, having its principal office and place of business at 11 South LaSalle Street, Chicago, Illinois 60603 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Fund is authorized to issue shares in separate series and classes, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund intends to initially offer shares in several series and classes named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Article 13, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Bank as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.    Terms of Appointment; Duties of the Bank
      ----------------------------------------

1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Fund's authorized and issued shares of its common stock, $.01 par value, ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. The Bank agrees that it will perform the following services:

      (a) In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Bank, the Bank shall:

           (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the "Custodian");

           (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

           (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

           (iv) In respect to the transactions in items (i), (ii) and (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by the Fund;

           (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

           (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

           (vii) As dividend disbursing agent only, prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio including the crediting of shareholder accounts in the case of dividend reinvestment plans;

           (viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

           (ix) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing and

           (x) Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Bank shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Bank shall perform the following services:

     (a) Other Customary Services. (i) Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing, mailing and filing U.S. Treasury Department Forms 1099, average cost statements and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information. Such U.S. Treasury Department Forms 1099 and other appropriate forms hereunder will provide annual notices to shareholders of dividends and distributions.

     (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for each Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for each Portfolio for each business day to the Fund no later than 9:00 AM, or such earlier time as the Fund may reasonably require, on the next business day;

     (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

     (d)  National Securities Clearing Corporation (the "NSCC"). The Bank shall
          (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Bank by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Bank; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with

           NSCC's Networking and Fund/SERV rules for those broker-dealers; and
           (iv) maintain Shareholder accounts on TA2000 System through Networking.

      (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Bank. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

      (f) Other Service Providers. The Bank acknowledges that the Fund may contract with other service providers to furnish services to the Fund and its shareholders and shall cooperate with such other service providers in connection with the performance of its duties hereunder.

2.    Third Party Administrators for Defined Contribution Plans
      ---------------------------------------------------------

2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

2.2 In accordance with the procedures established in the initial Schedule 2.1 entitled "Third Party Administrator Procedures", as may be amended by the Bank and the Fund from time to time ("Schedule 2.1"), the Bank shall:

      (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

      (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

      (c)  Perform all services under Section 1 as transfer agent of the Funds
                                      ---------
           and not as a record-keeper for the Plans.

2.3   Transactions identified under Section 2 of this Agreement shall be deemed
                                    ---------
      exception services ("Exception Services") when such transactions:

      (a) Require the Bank to use methods and procedures other than those usually employed by the Bank to perform services under Section 1 of
                                                                  ---------
           this Agreement;

      (b) Involve the provision of information to the Bank after the commencement of the nightly processing cycle of the TA2000 System; or

      (c) Require more manual intervention by the Bank, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.    Fees and Expenses
      -----------------

3.1 Fee Schedule. For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under
      Section 3.2 below may be changed from time to time subject to mutual
      -----------
      written agreement between the Fund and the Bank.

3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Bank for the items set out in
      Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Bank in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund.

4.    Representations and Warranties of the Bank
      ------------------------------------------

The Bank represents and warrants to the Fund that:

4.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.6 It is registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act").

5.    Representations and Warranties of the Fund
      ------------------------------------------

The Fund represents and warrants to the Bank that:

5.1 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

5.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

5.3 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.    Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial
      ------------------------------------------------------------------------
      Code
      ------

6.1 The Bank is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Bank has been instructed to transfer. The Bank shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline (currently 3:00 p.m. Eastern time) for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2 The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Bank. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Bank in writing. The Fund must notify the Bank immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Bank shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3 The Bank shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4 The Bank reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Bank's receipt of such payment order; (b) if initiating such payment order would cause the Bank, in the Bank's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Bank; or (c) if the Bank, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5 The Bank shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Bank reasonable opportunity to act. However, the Bank assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6 The Bank shall assume no responsibility for failure to detect any erroneous payment order provided that the Bank complies with the payment order instructions as received and the Bank complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7 The Bank shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Bank is notified of the unauthorized payment order within thirty (30) days of confirmation by the Bank of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Bank be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

6.8 When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Bank will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Bank with respect to an ACH credit entry are provisional until the Bank receives final settlement for such entry from the Federal Reserve Bank. If the Bank does not receive such final settlement, the Fund agrees that the Bank shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9 Confirmation of Bank's execution of payment orders shall ordinarily be provided within twenty four (24) hours, notice of which may be delivered through the Bank's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.    Data Access and Proprietary Information
      ---------------------------------------

7.1 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

      (a) Access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

      (b) Refrain from copying or duplicating in any way the Proprietary Information;

      (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

      (d) Refrain from causing or allowing information transmitted from the Bank's computer to the Fund's or its affiliates' terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Bank (such permission not to be unreasonably withheld);

      (e) Allow the Fund to have access only to those authorized transactions agreed upon by the parties;

      (f) Honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2 Neither Proprietary Information or Customer Data shall include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Bank; or (iii) are already in the possession of the receiving party at the time or receipt without obligation of confidentiality or breach of this Agreement.

7.3 The parties acknowledge that their obligation to protect the other's Proprietary Information or Customer Data is essential to the business interest of the Bank and the other party and that the disclosure of such Proprietary Information or Customer Data in breach of this Agreement would cause the other party immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information or Customer Data in breach of this Agreement, the party whose Proprietary Information or Customer Data is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section
                                   ---------
      shall survive any earlier termination of this Agreement.

8.    Indemnification
      ---------------

8.1 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

      (a) All actions of the Bank or its agent or affiliated subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

      (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

      (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Bank, or its agents or affiliated subcontractors on:
           (i) any information, records, documents, data, stock certificates or services, which are received by the Bank or its agents or affiliated subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement which are provided to the Bank after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

      (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

      (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Bank;

      (f) Upon the Fund's request entering into any agreements required by the National Securities Clearing Corporation (the "NSCC") required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems;

 8.2  In order that the indemnification provisions contained in this Section 8
                                                                     ---------
      shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

9.    Standard of Care
      ----------------

9.1 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, except as provided in Section 9.2 below.
                                       -----------

9.2   In the case of Exception Services as defined in Section 2.3 herein, the
                                                      -----------
      Bank shall be held to a standard of gross negligence and encoding and payment processing errors shall not be deemed negligence.

10.   Year 2000
      ---------

      The Bank will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available technology to offer products that are Year 2000 ready, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, the Bank will make the changes to its products at a price to be agreed upon by the parties and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

11.   Confidentiality
      ---------------

11.1 The Bank and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporations or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Bank or of the Fund, used or gained by the Bank or the Fund during performance under this Agreement. The Fund and the Bank further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Bank or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be
                                                          -----------
      available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Bank must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

11.2 In the event of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

11.3 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than requests for records of
                                           ----------------------------------
      Shareholders pursuant to standard subpoenas from state or federal
      -----------------------------------------------------------------
      government authorities (i.e., divorce and criminal actions), the Bank will
      -----------------------------------------------------------
      endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

12.   Covenants of the Fund and the Bank
      ----------------------------------

12.1  The Fund shall promptly furnish to the Bank the following:


      (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement; and

      (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

12.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

12.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13.   Termination of Agreement
      ------------------------

13.1 This Agreement may be terminated by either party upon ninety (90) days written notice to the other.

13.2 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and a charge equivalent to the average of one (1) month's fees.

13.3 Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

14.   Assignment and Third Party Beneficiaries
      ----------------------------------------

14.1  Except as provided in Section 15.1 below, neither this Agreement nor any
                            ------------
      rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Bank and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Bank and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Bank and the Fund. Other than as provided in Section
                                                                        -------
      15.1, neither party shall make any commitments with third parties that are
      ---
      binding on the other party without the other party's prior written consent.

15.   Subcontractors
      --------------

15.1 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act, (ii) a BFDS subsidiary duly registered as a transfer agent or (iii) a BFDS affiliate duly registered as a transfer agent; provided, however, that the Bank shall be fully responsible to the Fund for the acts and omissions of BFDS or its subsidiary or affiliate as it is for its own acts and omissions.

15.2 Nothing herein shall impose any duty upon the Bank in connection with or make the Bank liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. mails, the NSCC and telecommunication companies, provided, if the Bank selected such company, the Bank shall have exercised due care in selecting the same.

16.   Miscellaneous
      -------------

16.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment properly maintained by the Bank or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by facsimile or first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

               (a)  If to the Bank, to:

                    State Street Bank and Trust Company
                    c/o Boston Financial Data Services, Inc.
                    Two Heritage Drive
                    Quincy, Massachusetts  02171
                    Attention: Legal Department

                    Facsimile: (617) 774-2287


               (b)  If to the Fund, to:

                    Security Capital Real Estate Mutual Funds Incorporated 11 South LaSalle Street
                    Chicago, Illinois 60603

                    Attention: John H. Gardner, Jr.
                               Managing Director

                    Telephone: (312) 345-5843
                    Facsimile: (312) 345-0818

                    Copies to: David Novick, Esq.
                               Chief Compliance Officer


17. Additional Funds. In the event that the Fund establishes one or more series of Shares in addition to the attached Schedule A with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



                               SECURITY CAPITAL REAL ESTATE
                               MUTUAL FUNDS INCOPORPORATED



                               BY: /s/ John H. Gardner, Jr.
                                  ----------------------------------------------
                                  John H. Gardner, Jr.
                                  Managing Director



ATTEST:


/s/ Kimberly J. Holmes
-----------------------------



                               STATE STREET BANK AND TRUST
                               COMPANY



                               BY: /s/ Ronald E. Logue
                                  ----------------------------------------------
                                  Executive Vice President



ATTEST:


/s/ S. Lesso
-----------------------------

                                  SCHEDULE A
                              Dated June 30, 1998



Security Capital U.S. Real Estate Shares - Class I Shares*
Security Capital U.S. Real Estate Shares  - Class R Shares*

Security Capital European Real Estate Shares - Class I Shares
Security Capital European Real Estate Shares - Class R Shares

Security Capital Asia/Pacific Real Estate Shares - Class I Shares
Security Capital Asia/Pacific Real Estate Shares - Class R Shares

Security Capital Real Estate Arbitrage Shares - Class I Shares

*services and fees relating thereto commencing August 10, 1998



SECURITY CAPITAL REAL ESTATE            STATE STREET BANK AND
MUTUAL FUNDS INCORPORATED               BANK AND TRUST COMPANY



BY: /s/ John H. Gardner, Jr.            BY: /s/ Ronald E. Logue
   ------------------------------          ------------------------------

                                 SCHEDULE 2.1

                    THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                              Dated June 30, 1998


1. On each Business Day, the TPA(s) shall receive, on behalf of and as agent of the Fund(s), Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Bank of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Bank on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Bank.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Bank and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Bank or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Bank or each Fund, provide at the TPA(s)'s expense complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.



SECURITY CAPITAL REAL ESTATE            STATE STREET BANK AND
MUTUAL FUNDS INCORPORATED               BANK AND TRUST COMPANY



BY: /s/ John H. Gardner, Jr.            BY: /s/ Ronald E. Logue
   -----------------------------           -------------------------------

                                 SCHEDULE 3.1

                        Fee Information for Services as
                 Plan, Transfer and Dividend Disbursing Agent

                               SECURITY CAPITAL
                              Dated June 30, 1998

--------------------------------------------------------------------------------
ANNUAL ACCOUNT SERVICE FEES
--------------------------------------------------------------------------------


     Daily Dividend Fund                                $ 14.00
     Non-Daily Dividend Fund                            $ 12.00



     Closed Account Fee                                 $  1.80



     Minimum (per Fund/Class)



          1st Fund                                      $40,000

          2nd & 3rd Fund                                $30,000

          4th & 5th Fund                                $20,000
          5th Fund+                                     $15,000


Each class is considered a fund and will be billed accordingly.


Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. Account service fees are the higher of: open account charges plus closed account charges or the fund minimum.


--------------------------------------------------------------------------------
ACTIVITY BASED FEES
--------------------------------------------------------------------------------

     New Account Set-up                                 $  5.00/each
     Manual Transactions                                $  1.50/each
     Telephone Calls                                    $  2.50/each
     Correspondence                                     $  1.50/each
     Research Requests                                  $  1.50/each

--------------------------------------------------------------------------------
BANKING SERVICES
--------------------------------------------------------------------------------

     Checkwriting Setup                                 $  5.00
     Checkwriting (per draft)                           $  1.00
     ACH                                                $   .35

--------------------------------------------------------------------------------
OTHER FEES
--------------------------------------------------------------------------------

     Investor Processing                                $  1.80/Investor
     12b-1 Commissions                                  $  1.20/account

--------------------------------------------------------------------------------
CONVERSION FEES
--------------------------------------------------------------------------------

     Per Account Fee                                    $  1.00
     Minimum (per complex)                              $25,000

--------------------------------------------------------------------------------
IRA CUSTODIAL FEES
--------------------------------------------------------------------------------

     Annual Maintenance                                 $ 10.00/account

--------------------------------------------------------------------------------
OUT-OF-POCKET EXPENSES                                  BILLED AS INCURRED
--------------------------------------------------------------------------------


Out-of-Pocket expenses include but are not limited to: confirmation statements, average cost statements, investor statements, postage, forms, audio response, telephone, records retention, customized programming / enhancements, federal wire, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the fund.

THESE FEES WILL BE SUBJECT TO AN ANNUAL COST OF LIVING ADJUSTMENT BASED ON REGIONAL CONSUMER PRICE INDEX.


SECURITY CAPITAL REAL ESTATE            STATE STREET BANK AND
MUTUAL FUNDS INCORPORATED               BANK AND TRUST COMPANY


BY:/s/ John H Gardner Jr.               BY:/s/ Ronald E Logue
   ----------------------                  -------------------

                                       2